EXHIBIT 15
November 7, 2005
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	The Hertz Corporation Registration Statements on Form S-1 (File No. 333-125764), Form S-3 (Files No. 333-109955 and 333-57138) and on Form S-8 (File Nos. 333-32543, 333-60311, 333-80457 and 333-32868).
Commissioners:
We are aware that our report dated November 7, 2005, on our review of interim financial information of The Hertz Corporation and its subsidiaries (the “Company”) for the three- and nine- month periods ended September 30, 2005 and September 30, 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2005 is incorporated by reference in the above referenced Registration Statements.
Very truly yours,
PricewaterhouseCoopers LLP
Florham Park, New Jersey